Exhibit 10.40
AMENDMENT TO SYSTEMS INTEGRATOR AGREEMENT
THIS IS AN AMENDMENT (THE “AMENDMENT”) TO THE SUPPORT EXHIBIT (THE “EXHIBIT”) OF THE SYSTEMS INTEGRATOR AGREEMENT (THE “AGREEMENT”) ENTERED INTO BY CISCO SYSTEMS, INC OR ANOTHER CISCO SYSTEMS AFFILIATE (“CISCO”) AND YOU (“INTEGRATOR”) (COLLECTIVELY, THE “PARTIES”). BY CLICKING ON THE “ACCEPT” BUTTON, INTEGRATOR ACKNOWLEDGES THAT IT HAS AGREED TO ALL OF THE TERMS AND CONDITIONS OF THIS AMENDMENT AND THE PARTIES AGREE THAT THIS AMENDMENT SHALL THEN BE BINDING ON BOTH PARTIES. IF YOU DO NOT HAVE THE AUTHORITY TO COMMIT YOUR ORGANIZATION, PLEASE CLICK ON THE “NOMINATE” BUTTON TO IDENTIFY AN AUTHORIZED INDIVIDUAL. INTEGRATOR WILL HAVE NO RIGHTS OR OBLIGATIONS UNDER THIS AMENDMENT UNLESS AND UNTIL INTEGRATOR CLICKS ON THE “ACCEPT” BUTTON. IF INTEGRATOR DOES NOT AGREE TO ALL OF THE TERMS OF THIS AMENDMENT, CLICK ON THE “DECLINE” BUTTON.
WHEREAS, the Exhibit authorizes the resale of Cisco brand services by Integrator to End Users; and
NOW WHEREFORE, the parties agree to amend the Exhibit to the Agreement as follows:
The following sub-Sections shall be deleted in their entirety: (Discounts — Technical Support Services) and (Quarterly Renewal Rate Credit); and replaced with the following:
Discounts.
a)	Within United States, the price for Technical Support Services to Integrator for the period October 1, 2007 through September 30, 2008, and for each twelve month period (October through September) thereafter, is calculated by applying Cisco’s then-current service list price less the discount shown in the Attach Rate Table as calculated during the applicable period according to the Attach Rate methodology described herein.
Attach Rate Table

Attach Rate	Discount
0% to <60%	17%
60% to <70%	20%
≥70%	23%
Determination of Attach Rate. Attach Rate is calculated by Integrator’s total monetary value (U.S. Dollars) of all serviceable Hardware items sold by Integrator with Cisco service coverage attached in the current Measurement Period and translated to SMARTnet Global List Price at the Next Business Day (“NBD”) Service level) divided by the total monetary value (U.S. Dollars) of all serviceable Hardware items sold by Integrator with Cisco service coverage available to be attached in the current Measurement Period and translated to SMARTnet Global List Price at the Next Business Day (“NBD”) Service level. The result is rounded for purposes of Attach Rate determination. For example, an Attach Rate of 74.95% is rounded up to 75% and an Attach Rate of 74.94% is rounded down to 74.9%.

Examples:
In the applicable twelve (12) month period Integrator purchased 8 devices (6 of Device A and 2 of Device B) and sold support on 4 of Device A and 2 of Device B. The NBD price for Device A is $50 and for Device B is $10. The Attach Rate is actual Service sold (4x$50 plus 2x$10) divided by total dollar value of Service (6x$50 plus 2x$10). 220/320= 68.8% which represents the Attach Rate with a corresponding discount of 20%. Multi-Year Scenario: In the applicable twelve (12) month period Integrator purchased 1 device (1 of Device A) and sold 3 year support on the 1 device. The NBD three year price for the Device A is $150. The Attach Rate is calculated by dividing the multi-year price by the number of years covered (in this case, three years or $150/3) and crediting the first year Attach Rate actual performance and Attach Rate opportunity ($50). The Attach Rate actual performance is the one year NBD value of service sold ($50) divided by the one year NBD value of the total dollar value of Service ($50) and represents an Attach Rate of 100% with a corresponding discount of 23%.
This Amendment shall be effective on October 1, 2007 and shall terminate when the Agreement terminates.
This Amendment supersedes any prior or contemporaneous agreement that covers the same subject matter and is the complete agreement by the parties concerning the subject matter herein. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein.
To the extent there is a conflict between the Amendment and the Exhibit, the terms of this Amendment shall take precedence over the terms of the Exhibit with regard to the subject matter described herein. All other terms and conditions of the Exhibit remain unchanged.
This Amendment shall only come into force when a person authorized to bind Integrator to this Amendment clicks on the “Accept” button.

Promotion Guide
Cisco Brand Resale Promotion Guide
Cisco Brand Resale Promotion for Technical Services
August 1, 2007 through January 31, 2008
U.S. and Canada Partners Only
Table of Contents

Table of Contents	1
Promotion Features	2
Promotion Benefits	2
Eligibility Requirements	2
Calculation of Limited Lifetime Warranty (LLW) Attach Rate Adjustment (ARA)	2
Attach Rate Rebate	3
Attach Rate Rebate Measurement Period and Booking Period	4
Renewal Rate Rebate	5
Renewal Rate Rebate Measurement Period and Booking Period	6
Round Up Methodology	7
Total Technical Services Net Booking	8
Tracking the Metrics	8
Related Links	12
Cisco® is launching a new promotion for qualified Cisco Brand Resale Partners beginning August 1, 2007 and continuing through January 31, 2008.
Designed to help partners improve their profitability, increase customer satisfaction and retention, and manage and grow their Cisco Services business, the promotion provides attach rate and renewal rate rebates and special handling of attach rate for limited lifetime warranty (LLW) products. Partners can log in to the Cisco Brand Resale partner portal (available August 2007) to access their attach rate and renewal rate metrics based on the Performance Metrics Central (PMC) tool, which measures partner performance during the lifecycle of the promotion.
The promotion is for Cisco Brand Resale for Technical Services (resalable services only) and includes but is not limited to:
•	Cisco SMARTnet® and SMARTnet Onsite

•	Software Application Support (SAS)

•	Software Application Support plus Upgrades (SASU)

•	Cisco Unified Communications Essential Operate and Select Services

•	Cisco Smart Foundation Service
The promotion does not include SP Base, which is not for resale, or partner service programs such as Shared Support, Partner Voice Support Offering (PVSO) (United States only), or SMART spares. For a list of Cisco services available for resale, visit the service description page at www.cisco.com/go/servicedescriptions.
Promotion Dates: August 1, 2007 through January 31, 2008
Deadline for promotion signup through Click to Accept process: August 31, 2007

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 1 of 12

Promotion Guide
Promotion Features
Table 1 explains the features of the promotion.
Table 1.      Promotion Features

Feature	Meaning
LLW Attach Rate Adjustment (ARA)	The denominator value for LLW products will be removed from the calculation if the product is uncovered

Attach rate rebate structure with more granular threshold increments	For U.S., easier to achieve 1% increment threshold levels compared to 5% increment threshold levels in previous promotion. For Canada, this is a new attach rate rebate structure.

Attach rate rebate structure calculated on total Technical Services net booking (resalable service only), credited quarterly	For U.S., increased rebate potential based on total Cisco Brand Resale Technical Services net booking that combines attach and renewal bookings. For Canada, this is a new attach rate rebate structure.

New renewal rate rebate structure with lower starting point of rebate, more granular threshold increments, and rebates calculated on total Technical Services net booking (resalable service only), credited quarterly
Easier to achieve 1% increment threshold levels compared to 5% increment threshold levels in previous promotion,
Lower starting point of renewal rate rebate encourages partners to focus on renewal business.

Increased rebate potential based on total Cisco Brand Resale Technical Services net booking that combines attach and renewal bookings
Promotion Benefits
•	Provides high-performance partners more opportunity to improve profitability through rebates for achieving specific attach and renewal rate thresholds
•	Easier to achieve the next-level threshold with more granular threshold settings compared to previous promotion
•	Helps partners manage their services business by enabling them to track and measure service attach rate and renewal rate performance
•	Helps partners retain and satisfy customers by providing incentives to sell Cisco Services
•	Increases differentiation and profitability for top-performing partners
Eligibility Requirements
Partners who are interested in participating must meet the following eligibility requirements to qualify for attach or renewal rate rebates:
•	Maintain tier-one partner (system integrator) status throughout the six-month incentive period in U.S. and Canada

•	Accept new program discount terms and conditions by August 31, 2007

•	Achieve more than 80 percent service consolidated attach rate (with LLW ARA base) or more than 75 percent renewal rate thresholds (rebates can be earned for both attach and renewal rate performance)

•	Maintain a current Cisco Brand Resale agreement on file with Cisco (this support exhibit was introduced by Cisco in August 2005, also known as Enhanced Cisco Brand Resale).
Partners participating in other Cisco Services rebate programs or promotions — for example, Cisco Global Services Alliance Partners and Regional Alliance Services Partners — cannot participate in this promotion.
Calculation of Limited Lifetime Warranty (LLW) Attach Rate Adjustment (ARA)
The attach rate calculates the percentage of SMARTnet next business day (NBD) new service contracts sold (at U.S. list price) on new equipment purchased compared to all new equipment purchased at U.S. list price. Attach rate LLW ARA will remove unattached LLW products from the

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 2 of 12

Promotion Guide
attach rate calculation in the consolidated attach rate measurement methodology using PMC.
The following example of LLW ARA shows a partner with $101,000 service base composed of $100,000 non-LLW product service and $1000 with LLW product service. With the current attach rate measurement methodology, this partner’s attach rate would be 74.8 percent (Table 2).
Table 2.      Current Attach Rate Calculation
Current Attach Rate Calculation

	Opportunity (denominator)	Attached (numerator)	Attach Rate
Limited Lifetime Warranty Product	1,000	500	50.0%
Non-Limited Lifetime Warranty Product	100,000	75,000	75.0%
Current Attach Rate	101,000	75,500	74.8%
With LLW ARA, the unattached service value ($500) is removed, and the new attach rate based on LLW ARA is 75.1 percent (Table 3).
Table 3.     Attach Rate Calculation with LLW ARA
Attach Rate with LLW ARA

	Opportunity (denominator)	Attached (numerator)	Attach Rate
Limited Lifetime Warranty Product	500	500	100.0%
Non-Limited Lifetime Warranty Product	100,000	75,000	75.0%
Attach Rate with LLW ARA	100,500	75,500	75.1%
A list of LLW products will be available on the Cisco Brand Resale promotion partner portal in August 2007.
Attach Rate Rebate
The attach rate rebate is a maximum of 3 percent of the eligible total Technical Services net booking of Cisco brand services (resalable) purchased direct from Cisco during each incentive period. Cisco will issue all rebates in the form of a credit memo on a quarterly basis to the partner based on the attach rate percentage achieved in accordance with Table 4. In order for credit to be made, the product must appear in the reseller’s attach rate report, available on the Cisco PMC tool.
Attach rate is calculated by using, as the base value, the integrator’s total monetary value (US$) of all serviceable hardware items sold by the integrator with Cisco service coverage attached in the current measurement period. This value is translated to SMARTnet global list price at the NBD service level and then divided by the total monetary value (US$) of all serviceable hardware items sold by integrator with Cisco service coverage available to be attached in the current measurement period and translated to SMARTnet global list price at the NBD service level.
The attach rate for rebate threshold uses consolidated attach rate with the LLW ARA applied. The consolidated attach rate includes direct attach rate and indirect attach rate. In addition, attach rate is calculated by starting the measurement at the beginning of the 15th month previous and measuring 12 months forward (referred to as “back 15, come forward 12”). This means that the most recent 3 months from the date of measure are not included in the calculation, giving the partner an opportunity to perform staging and integration services, process service orders, perform coverage sweeps, and other tasks before the partner is held accountable for the service attach rate. The result is a much more accurate 12-month attach rate measurement. Also, it includes the attach rate LLW ARA described in the previous section.
Table 4.      Service Attach Rate Thresholds and Rebates

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 3 of 12

Promotion Guide
Attach rate rebates are calculated on total Technical Services net booking only.
Attach Rate Thresholds and Rebates (August 1, 2007 to Jan 31, 2008)
Calculation is on Total Technical Services Net Booking

	Less Than (not inclusive of the
More than (inclusive of this number)	number except for 100%)	Rebate
90%	100%	3.00%
89%	90%	2.90%
88%	89%	2.80%
87%	88%	2.70%
86%	87%	2.60%
85%	86%	2.50%
84%	85%	2.40%
83%	84%	2.30%
82%	83%	2.20%
81%	82%	2.10%
80%	81%	2.00%
Attach Rate Rebate Measurement Period and Booking Period
The attach rate rebate measurement will be based on a rolling 12-month attach rate using regular PMC attach rate calculation methodology of back 15 months, forward 12 months. For example, attach rate for the products shipped from August 2006 through July 2007 will be used to determine Q1 rebate. Total Technical Services net booking to Cisco in Cisco Fiscal Q1 will be used to calculate the rebate amount. (See Table 5.)
Table 5. Attach Rate Rebate Measurement and Booking Periods
FY08 attach rate rebates are calculated on total Cisco Technical Services net booking for the periods: FY 08 Q1 is from July 29 through October 27, 2007. FY 08 Q2 is from October 28, 2007 through January 26, 2008. This does not include bookings from Cisco Collaborative Services,

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 4 of 12

Promotion Guide
Cisco Shared Support Program, Partner Voice Support Offering (PVSO) (U.S. only) or Advanced Services that are based on a statement of work (SOW).
Renewal Rate Rebate
Renewal rate rebate is a maximum of 4 percent of the eligible total Technical Services net booking of Cisco SMARTnet brand services (resalable) that were directly booked to Cisco during each incentive period. Cisco will issue all rebates in the form of credits on a quarterly basis to the partner based on the attach rate percentage achieved in accordance with Table 6. In order for credit to be made, the product must appear in the reseller’s renewal rate report, available on the Cisco PMC tool.
PMC renewal rate is calculated by, using as the base value, the partner’s total monetary value (US$) of all serviceable items with service coverage renewed in the current measurement period. This value is translated to SMARTnet global list price at the NBD service level for hardware or SAS/SASU global list price for application software, as applicable, and then divided by the total monetary value (US$) of all serviceable items with service coverage available for renewal in the current measurement period and translated to SMARTnet global list price at the NBD service level for hardware or SAS/SASU global list price for application software, as applicable. Renewal rate measures incumbent renewals only.
Limited lifetime warranty attach rate adjustment does NOT apply to renewal rate calculations.

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 5 of 12

Promotion Guide
Table 6. Service Renewal Rate Thresholds and Rebates
Renewal Rate Thresholds and Rebates (August 1, 2007 to Jan 31, 2008)
Calculation is on Total Technical Services Net Booking

	Less Than (not inclusive of the
More than (inclusive of this number)	number except for 100%)	Rebate
90%	100%	4.00%
89%	90%	3.80%
88%	89%	3.60%
87%	88%	3.40%
86%	87%	3.20%
85%	86%	3.00%
84%	85%	2.80%
83%	84%	2.60%
82%	83%	2.40%
81%	82%	2.20%
80%	81%	2.00%
79%	80%	1.80%
78%	79%	1.60%
77%	78%	1.40%
76%	77%	1.20%
75%	76%	1.00%
Renewal Rate Rebate Measurement Period and Booking Period
Renewal rate rebate is measured quarterly for all serviceable items with service coverage available for renewal in the measurement period. For purposes of metrics, Cisco quarters are aligned to calendar months. For example, Q1 ends October 31, Q2 ends January 31. The booking period will be Cisco fiscal quarters. Table 7 is for illustration purposes only.
Table 7. Renewal Rate Rebate Measurement and Booking Periods

Cisco Fiscal 08
Q1			Q2
Aug ’07	Sep ’07	Oct ’07	Nov ’07	Dec ’07	Jan ’08
Renewal Rate Measurement Window			Renewal Rate Measurement Window
8/1/07-10/31/07			11/1/07-1/31/08

Total Technical Services Net Booking			Total Technical Services Net Booking
Calculated for Period 7/29/07-10/27/07			Calculated for Period 10/28/07-1/26/08
FY08 renewal rate rebates are calculated on total Cisco Technical Services net booking for the periods: FY 08 Q1 is from July 29 through October 27, 2007; FY 08 Q2 is from October 28, 2007 through January 26, 2008. This does not include bookings from Cisco Collaborative Services, Cisco Shared Support Program, Partner Voice Support Offering (PVSO) (U.S. only) or Advanced

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 6 of 12

Promotion Guide
Services that are based on a statement of work (SOW).
Round Up Methodology
Both attach rate and renewal rate will be rounded to one decimal place after truncating to two decimal places rounded in PMC. For example, if the attach rate or renewal rate is 0.8494 (= 84.94 percent), this number will be rounded to 84.9 percent. 0.8495 (= 84.95 percent) will be rounded to 85 percent. This methodology will be used for attach rate, attach rate with LLW ARA, and renewal rate. Table 8 shows the details of renewal rate as an example.
Table 8. Rounding Up Methodology

Total
Technical
Services Net
			Calculation		Renewal		Booking
			of		Rate Used		(Direct to
			Opportunity		for Rebate		Cisco
			vs.	Renewal	credit Round		Resalable
	Renewal	Actual	Renewed	Rate Before	Up at 1st		Cisco Brand	Renewal
	Opportunity	Renewal	Services	Round Up	Decimal	Rebate %	Resale only)	Rebate
Situation A	1,000,000	749,599	0.749500	74.95%	75.0%	2%	2,000,000	40,000
Situation B	1,000,000	749,499	0.749400	74.94%	74.9%	0%	2,000,000	0

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 7 of 12

Promotion Guide
Partners may be entitled to receive a credit against future purchases based on their ability to renew service in the measurement period from February 1 through July 31. Cisco will issue credits on a quarterly basis to partners based on the renewal rate percentage achieved in accordance with Table 6. Credit will be calculated based on a partner’s total monetary value (US$) of all services renewed under this exhibit. Other product that is renewed will not be included under the renewal rate credit calculation.
Total Technical Services Net Booking
Attach rate and renewal rate rebates are calculated on total Technical Services net booking (in U.S. dollars). Total Technical Services net booking is the net amount directly booked to Cisco for the partner’s purchases of Cisco brand services that are resalable. Cisco brand Technical Services that are resalable include, for example, SMARTnet, SMARTnet Onsite, SAS, SASU, Cisco Unified Communications Essential Operate and Select Services, and Cisco Smart Foundation, but do not include SP Base, which is not for resale. For a list of Cisco Technical Services available for resale, visit the service description page at www.cisco.com/go/servicedescriptions. Also, partner service programs such as Shared Support, PVSO (U.S. only), or SMARTspares will not be included. Total Technical Services net booking will include net of any price deviations and cancellation of orders in the quarter. 70 percent of the Advanced Services SKU base is considered to be technical support and will be included in the net booking. Statement of Work (SOW) base Advanced Services and Remote Management Services are not included. Indirect bookings will also not be included. Booking terms are aligned to Cisco fiscal quarters. For example, FY 08 Q1 is from July 29 through October 27, 2007. FY 08 Q2 is from October 28, 2007 through January 26, 2008.
Tracking the Metrics
Attach rate and renewal rate metrics are calculated using the SMARTnet service NBD U.S. one-year list price equivalent to all technical support services during the measurement period (that is, normalized to the SMARTnet NBD list price) in PMC. Metrics will be updated on the PMC tool on the 15th of each month for the previous month’s data.
Partners can track their details of attach rate and renewal rates using the PMC tool. Complete explanations of attach rate, renewal rate, and dollar-based metrics can be found on the Cisco PMC tool at www.cisco.com/en/US/partner/partners/metrics.shtml. Also, the Cisco Brand Resale promotion partner portal will be available for attach rate, LLW ARA base attach rate, and renewal rate from August 2007. If a data discrepancy is found, the partners need to open a case through the Service Support Center (SSC).
Promotion Terms and Conditions
•	The Cisco Brand Resale promotion for Technical Services is valid from August 1, 2007 through January 31, 2008 (promotion booking dates: Cisco FY 08 Q1 is from July 29 through October 27, 2007. Cisco FY 08 Q2 is from October 28, 2007 through January 26, 2008.)

•	Partners are required to have a current Cisco Brand Resale support exhibit in effect. For purposes of clarification, Cisco considers a current Cisco Brand Resale support exhibit as one in which the partner has an obligation to ensure that their End Users are made aware of the terms of the Cisco services the end user has purchased from the partner and that Cisco is delivering the Cisco services on behalf of the partner. This exhibit is commonly referred to as Enhanced Cisco Brand Resale.

•	Partners are also required, by August 31, 2007, to agree to the new discount structure (for

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 8 of 12

Promotion Guide
the period October 1, 2007 through September 30, 2008) through an automated online acceptance (“Click to Accept”) that will accompany the promotion registration. The Click to Accept will amend the current resale agreement between the parties.

•	Partners are required to register for the promotion using “Click to Accept” before August 31, 2007.

•	Terms of this promotion shall supersede any other alternate promotion or agreement with Cisco in which Partner was eligible to receive credits or rebates related to the same subject matter. Under no circumstance shall Partner receive credits or rebates under both this promotion and any other alternate promotion or agreement with Cisco related to subject matter described herein.

•	The attach rate measured for Cisco Fiscal Year 2008 Q1 rebates is the service attached on the products shipped from August 1, 2006 through July 31, 2007. Service can be attached on these products through October 31, 2007. The attach rate measured for Cisco Fiscal Year 2008 Q2 rebates is the service attached on the products shipped from November 1, 2006 through October 31, 2007. Service can be attached on these products through January 31, 2008.

•	The attach rate to determine the rebate threshold uses consolidated attach rate with the limited lifetime warranty attach rate adjustment applied. The consolidated attach rate includes direct attach rate and indirect attach rate

•	The Renewal Rate measurement period for Cisco Fiscal Year Q1 rebates is from August 1, 2007 through October 31, 2007. The Renewal Rate measurement period for Cisco Fiscal Year Q2 rebates is from November 1, 2007 through January 31, 2008.

•	All Cisco Brand Resale partners, direct tier-one partners (system integrators) except Cisco Global Services Alliance partners and Regional Services Alliance partners are eligible during the promotion period.

•	Rebates are valid for the United States and Canadian partners only.

•	Cisco reserves the right to refuse this offer to deals that do not comply with the intent of this promotion.

•	Rebate is based on partners meeting full eligibility criteria described in the promotion guide. Partner must achieve more than 80 percent service consolidated attach rate (with LLW ARA base) thresholds and/or more than 75 percent renewal rate thresholds

•	All rebates are paid quarterly in the form of credit memos in U.S. dollars.

•	Rebates are calculated using total Technical Services net booking of Cisco brand services (resalable services) that were booked direct to Cisco, which is inclusive of 70 percent of SKU base Advanced Services booking, net of any price deviations and cancellation of orders during Cisco fiscal quarters Q1 and Q2, FY08. (Cisco FY 08 Q1 is from July 29 through October 27, 2007. Cisco FY 08 Q2 is from October 28, 2007 through January 26, 2008.) For a list of Cisco Technical Services available for resale, visit the service description page at www.cisco.com/go/servicedescriptions

•	Rebates are typically credited by the end of the following quarter. For example, for Cisco Q1 rebates will be credited by the end of Cisco Q2 (January 26, 2008)

•	The minimum rebate credit amount for one incentive period is two hundred dollars (US$200), which will not be carried over between quarters.

•	Purchases made through an indirect relationship or partner brand with Cisco (for example, Shared Support) or purchase from distributors will not be included in the total Technical

All contents are Copyright© 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco internal Use Only.	Page 9 of 12

Promotion Guide
Services net booking and therefore will not be included in any rebate calculations under this promotion.

•	Partners will have access to the Cisco published total Technical Services net booking, attach rate, LLW ARA base attach rate, and renewal rate on the partner’s profile page on the Cisco Brand Resale promotion partner portal. If the partner believes there are any discrepancies between the Cisco published bookings and the partner’s own records, the partner is responsible for identifying such potential discrepancies to Cisco. The deadline for reporting any discrepancies is two weeks after the date that the attach rate, LLW ARA base attach rate, or renewal rate is posted at the Cisco Brand Resale promotion partner portal.

•	Partner is responsible for providing complete information to enable service contracts to be registered. Attach and renewal rate rebates will be based on registered contracts only.

•	If a partner’s status changes during this promotion period from purchasing solely through a Cisco authorized distributor to purchasing direct from Cisco, the partner will be allowed to register for this promotion but will not receive any rebates until they complete a full quarter even though the promotion period has already begun. The partner, who has entered into this promotion, will be entitled to receive any earned Cisco Brand Resale promotion service incentive rebates for performance and bookings, providing the partner completes at least one full quarter during the six-month incentive period. For example, if a partner enters the promotion during the first quarter of the six-month incentive period, rebates will only be credited on the second quarter’s bookings. Rebates will not be prorated if the partner’s status changes mid-quarter. Partners will be measured on the available attach rate and renewal rate data at the end of measurement period. The consolidated attach rate is based on PMC and LLW ARA methodologies and the renewal calculation methodology is based on PMC.

•	If a brand new partner who has no shipping or booking history with Cisco, becomes a Cisco Brand Resale partner during this promotion, the partner will be allowed to register for this promotion but will not receive any rebates until they complete a full quarter even though the promotion period has already begun. The partner, who has entered into this promotion, will be entitled to receive any earned Cisco Brand Resale promotion service incentive rebates for performance and bookings, provided the partner completes at least one full quarter during the six-month incentive period. The consolidated attach rate is based on the measurement period at the end of the promotion end date. For brand new partners, Cisco anticipates there will be no renewal data available. If the new partner has renewal data, Cisco will use the renewal rate available at the end of the measurement period.

•	If a partner who is approved in the Cisco Brand Resale promotion signs a Cisco Global Services Alliance contract or a Regional Services Alliance contract, or becomes a tier-two partner, that partner will become ineligible to participate in the Cisco Brand Resale promotion. The partner will be entitled to receive any earned Cisco Brand Resale promotion service incentive rebates for performance and bookings providing the partner completes at least one full quarter during the six-month incentive period. For example, if a partner’s status changes during the second quarter of the six-month incentive period, rebate credits will only be calculated upon the first quarter’s bookings. Rebates will not be prorated if the partner’s status changes mid-quarter.

•	Partners are responsible for tracking their attach and renewal rate metrics and should refer to the PMC tool for their official attach rate and renewal rate metrics. Attach rate summary data with LLW ARA will also use the PMC data but will be calculated outside of PMC and will be posted at the Cisco Brand Resale promotion partner portal. The details that make up

All contents are Copyright© 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 10 of 12

Promotion Guide
either the attach rate or renewal rate metric will be available directly in PMC. Information obtained from Cisco account management personnel will not take precedence over the information on the PMC tool or Cisco Brand Resale promotion Website and will not be honored in any disputes. In order to correct any error in the PMC tool, partners must open an online case with the PMC administrator to correct it on the PMC tool by selecting the Service Support Center (SSC) link at http://tools.cisco.com/CustAdv/PP/smIntroduction.do . This link is also available on the Cisco PMC http://tools.cisco.com/CustAdv/PP/smIntroduction.do or Cisco Brand Resale promotion Website.

•	Partner is responsible for familiarizing itself and complying with all Federal State and Local Government rules regarding acceptance of credits or rebates.

•	Cisco reserves the right to modify or cancel the promotion at its discretion without prior notice to channel partners.

•	In addition to any of its other remedies, Cisco reserves the right to terminate a partner from participation in this promotion for the following reasons: (a) submission of false, misleading, or incomplete promotion information, including claims for sales made under the promotion; (b) other fraud or abuse of this or other Cisco marketing or sales promotions; (c) the distribution of products purchased from any source other than Cisco or an authorized Cisco distributor; and (d) the sale of Cisco products or services to anyone other than an end user.

•	Partner acknowledges that they have read and understood the Cisco Brand Resale promotion guide.
Definitions
Advanced Services SKU based: Cisco subscription-based Advanced Services that bundle Technical Services and Advanced Services. For example, SKU-based NOS (Network Optimization Service) is made up of SMARTnet and Advanced Services.
Attach rate: Attach rate measures a partner’s ability to sell service alongside the hardware they sell. The attach rate metric looks only at the current measurement period service agreement sales associated to hardware originally sold by the partner. The attach rate measures the SMARTnet NBD at U.S. list price of new service contracts sold on new equipment purchased compared to the SMARTnet NBD at U.S. list price on all new equipment purchased.
Attach Rate Adjustment (ARA): A methodology that will remove uncovered LLW products from the Cisco attach rate calculation. Partners who register for the Cisco Brand Resale promotion will have ARA applied to their attach rate calculation.
Direct: Represents purchases made directly from Cisco. For purposes of attach rate metrics, direct attach rate means the attach rate on product purchased directly from Cisco. For bookings, direct means service purchases made directly from Cisco.
Indirect: Represents purchases made from Cisco authorized distributors. For purposes of attach rate metrics, indirect attach rate means the attach rate on product purchases from Cisco authorized distribution partners. For bookings, Cisco does not count Indirect purchases.
Limited lifetime warranty (LLW): Certain Cisco products have a warranty type known as limited lifetime warranty. A list of LLW products will be available on the partner portal in August 2007.

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 11 of 12

Promotion Guide
Partner: The party who has executed a systems integrator Agreement (SIA) with Cisco
Renewal rate: Renewal rate is calculated on service business expiring in the current measurement period (the year spanning August 1 to July 31). It compares the dollar value of covered serviceable items available for renewal and the Partner’s performance in renewing those serviceable items. Renewal rate looks at the aggregate renewal performance in a given Cisco fiscal year, regardless of the age of the item covered on a service contract and whether the partner originally sold the hardware.
Related Links
Performance Metrics Central: www.cisco.com/en/US/partner/partners/metrics.shtml
Service Contract Center: www.cisco.com/public/scc/
Cisco CAM Locator: tools.cisco.com/WWChannels/CAMLOC/jsp/cam_locator.jsp
Cisco Service Description: www.cisco.com/go/servicedescriptions
Cisco Technical Services: www.cisco.com/en/US/products/svcs/ps3034/serv_category_home.html
Cisco Service Expert Program: www.cisco.com/E-Learning/pa/pec/csep/m01/m01_t01_p01.shtml

Americas Headquarters Cisco Systems, Inc. 170 West Tasman Drive San Jose, CA 95134-1706 USA www.cisco.com Tel: 408 526-4000 800 553-NETS (6387) Fax: 408 527-0883	Asia Pacific Headquarters Cisco Systems, Inc. 168 Robinson Road #28-01 Capital Tower Singapore 068912 www.cisco.com Tel: +65 6317 7777 Fax: +65 6317 7799	Europe Headquarters Cisco Systems International BV Haarlerbergpark Haarlerbergweg 13-19 1101 CH Amsterdam The Netherlands www.europe.cisco.com Tel: +31 0 800 020 0781 Fax: +31 0 20 357 1100
Cisco has more than 200 offices worldwide. Addresses, phone numbers, and fax numbers are listed on the Cisco Website at www.cisco.com/go/offices.
[ILLEGIBLE]

All contents are Copyright © 1992-2007 Cisco Systems, Inc. All rights reserved. This document is For Cisco Internal Use Only.	Page 12 of 12